Exhibit 10.2

AGREEMENT TO TERMINATE TRANSITION AGREEMENT AND GENERAL

RELEASE OF LAWRENCE PERNOSKY

This Agreement to Terminate Transition Agreement and General Release of Lawrence Pernosky (this “Agreement”) is effective as of October 23, 2017, by and between Amedisys, Inc., a Delaware corporation (the “Company”), and Lawrence Pernosky (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Transition Agreement and General Release of Lawrence Pernosky dated effective as of September 6, 2017 (the “Transition Agreement”); and

WHEREAS, the parties desire to terminate the Transition Agreement in its entirety.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Termination of Transition Agreement. The parties hereby terminate and cancel the Transition Agreement, effective immediately. The Transition Agreement shall be of no further force or effect, no provision of the Transition Agreement shall have any force or effect nor shall any such provision control or otherwise be binding upon the parties.

2. Release. The Executive, on behalf of himself and his heirs, successors and assigns, hereby fully releases and forever discharges the Company, including each of its officers, directors, agents, employees, attorneys, affiliates and/or subsidiaries, from any and all claims, actions and liabilities of any kind or character whatsoever, directly or indirectly related to or arising out of the Transition Agreement or termination of the Transition Agreement.

3. Miscellaneous. This Agreement is not assignable without the written consent of both parties hereto. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the other party hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company and the Executive. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision, or such portion of such provision as may be necessary, shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be thereafter enforceable in accordance with its terms. In the event of any claim, dispute, litigation, arbitration or action concerning or related to this Agreement, or any alleged breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs of suit and disbursements in addition to any other remedies or damages which may be properly awarded or awardable. The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement. Both parties have had an opportunity for legal review of all of the terms hereof. The parties therefore agree that, in interpreting any issues which may arise, any rules of construction related to who prepared this Agreement or otherwise are not intended and shall be inapplicable, each party having contributed or having had the opportunity to contribute to clarify any issue, and the parties hereto being joint authors hereof. This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMEDISYS, INC.

/s/ David L. Kemmerly
Name: David L. Kemmerly
Title: General Counsel

EXECUTIVE

/s/ Lawrence Pernosky
Lawrence Pernosky